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Exhibit 99.1

Press Release

Contact:	Catherine Mathis, 212-556-1981; E-mail: mathis@nytimes.com This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
REPORTS IMPROVED FIRST-QUARTER RESULTS

NEW YORK, April 14, 2003—The New York Times Company announced today that based on generally accepted accounting principles (GAAP) first-quarter diluted earnings per share were $.45, up 28.6 percent from $.35 in the 2002 first quarter, and net income was $68.8 million, up 26.4 percent from $54.5 million in the first quarter last year.

Earnings per share and net income noted above include the following items.

2003 First Quarter

In total the three items below resulted in a net pre-tax gain of $5.0 million ($3.0 million after tax, or $.02 per share):

  •
  a pre-tax gain of $8.3 million ($5.0 million after tax, or $.03 per share) from the expiration of an unused advertising credit,

  •
  a pre-tax charge of $4.6 million ($2.8 million after tax, or $.02 per share) associated with the closing of a small job fair business and

  •
  pre-tax income of $1.3 million ($0.8 million after tax, or less than $.01 per share) related to a non-compete agreement.

2002 First Quarter

In total the two items below resulted in a net pre-tax charge of $8.3 million ($5.1 million after tax, or $.04 per share):

  •
  a pre-tax charge of $9.6 million ($5.9 million after tax, or $.04 per share) for work force reductions, primarily at The Boston Globe and

  •
  pre-tax income of $1.3 million ($0.8 million after tax, or less than $.01 per share) related to a non-compete agreement.

"Our first-quarter results improved over those in the same period a year ago as we benefited from increased advertising revenues, continued circulation revenue growth and lower newsprint expense," said Russell T. Lewis, president and CEO. "In March, however, advertising began to weaken, particularly in travel-related categories, when it became apparent that war was imminent and advertisers delayed placements.

"During this turbulent time, our newspapers, broadcast properties and Web sites focused on our primary responsibility of keeping our readers, viewers, listeners and users well informed. Despite the short-term challenges presented by the conflict, we have also continued to focus on the execution of our long-term strategy, which is to operate the leading news and advertising media in the national and global "knowledge audience' market uniquely served by The Times and NYTimes.com, as well as each of the local markets we serve. We did so this quarter by expanding the number of home-delivery markets for The Times, by successfully selling bundled advertising buys at the International Herald Tribune and our other properties, and by continuing to take a disciplined approach to containing costs.

"The impact of the war on advertising has already begun to moderate but we still expect to see an effect in the second quarter. While a great deal of uncertainty remains with regard to both the geopolitical outlook and the economy, we still believe we can achieve a full-year EPS growth rate in the mid-single digits to low double-digits this year."

Revenues

In January, the Company purchased the remaining 50 percent interest in the International Herald Tribune (IHT) which it did not previously own for $65.0 million. Beginning in 2003, results for the IHT are included in the Newspaper Group.

Total revenues for the Company rose 6.3 percent to $783.7 million in the first quarter from $737.1 million in the 2002 first quarter. Advertising revenues (65 percent of total revenues) grew 5.0 percent and circulation revenues (28 percent of total revenues) rose 9.8 percent in the first quarter compared with the same period in 2002. Excluding the IHT, total revenues in the first quarter rose 3.9 percent, advertising revenues increased 3.3 percent and circulation revenues grew 5.1 percent.

Costs and Expenses

Total costs and expenses in the first quarter increased 3.6 percent to $661.4 million from $638.6 million in the 2002 first quarter. Excluding the IHT, total costs and expenses in the first quarter remained on a par with the first quarter of 2002. In the quarter, expenses for compensation and benefits rose and the Company recorded a charge associated with the closing of a small job fair business. The Company also incurred additional costs related to its coverage of the war in Iraq.

These increases, however, were partially offset by reimbursement of remediation costs at one of the Company's major printing facilities, which had been expensed over the past year and a half. In addition, the Company incurred work force reduction expenses in the first quarter of last year, which make this quarter's comparisons more favorable.

The Company also benefited from lower newsprint expense, which decreased 3.8 percent in the first quarter compared with the 2002 first quarter. Excluding the IHT, newsprint expense decreased 5.8 percent, resulting from a decline in the Company's average cost per ton of newsprint of 2.1 percent and a decrease in consumption of 3.7 percent compared with the first quarter of 2002 when consumption was unusually high because of increased circulation growth related to 9/11.

Operating Profit and EBITDA

Operating profit in the first quarter rose 24.1 percent to $122.3 million from $98.5 million in the first quarter of 2002. EBITDA (operating profit and net (loss)/income from joint ventures before depreciation and amortization) in the first quarter grew 11.8 percent to $153.6 million from $137.4 million in the 2002 first quarter. The increases in operating profit and EBITDA were primarily due to higher advertising and circulation revenues, as well as a favorable impact on expenses in connection with the reimbursement of remediation costs at one of the Company's major printing facilities.

The Company believes that EBITDA, a non-GAAP financial metric, is a useful measure of evaluating its financial performance because of its focus on the Company's results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company's ability to meet its debt service requirements. A reconciliation of EBITDA to operating profit, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Newspaper Group

Total Newspaper Group revenues grew 6.3 percent in the first quarter to $735.1 million from $691.5 million in the prior-year quarter. Advertising revenues increased 4.8 percent and circulation revenues increased 9.8 percent in the first quarter compared with the same period in 2002. Excluding the IHT, total revenues rose 3.7 percent, advertising revenues rose 3.0 percent and circulation revenues increased 5.1 percent in the first quarter compared with the first quarter of 2002. Advertising revenues increased as a result of higher advertising rates. Circulation revenues grew primarily as a result of higher prices at The New York Times.

For the first quarter, circulation volume at The New York Times declined 3.4 percent on weekdays and 2.4 percent on Sundays compared with the first quarter of 2002 when copies sold increased significantly as a result of 9/11 and related coverage. Circulation volume at the New England Newspaper Group declined 6.0% on weekdays and 3.6% on Sundays in the first quarter compared with the first quarter of 2002, when copies rose significantly as a result of the war on terrorism, the New England Patriots' participation in the Super Bowl and the crisis in the Boston archdiocese of the Catholic Church. The newsstand price of The New York Times on Sunday increased across the country on March 30, 2003. As a result of the Sunday price increase, the Company expects to generate $5 to $6 million of incremental circulation revenues in 2003. This increase is included in the circulation revenue guidance provided below.

Operating profit for the Newspaper Group increased 22.1 percent to $125.6 million in the first quarter from $102.8 million in the 2002 first quarter, mainly because of higher advertising and circulation revenues, as well as a favorable impact on expenses in connection with the reimbursement of remediation costs at one of the Company's major printing facilities

Broadcast Group

Broadcast Group revenues in the first quarter of $32.2 million were still above the $32.0 million in the same period in 2002, despite the Company's television stations pre-empting advertising and regular programming to bring viewers news of the war and advertisers canceling or postponing ads. Operating profit decreased 22.6 percent in the first quarter to $5.0 million from $6.4 million in the 2002 first quarter, primarily because of higher costs for compensation and benefits, partly associated with an investment in revenue-enhancing measures at the Company's Memphis television station.

New York Times Digital

Revenues for NYTD grew 21.4 percent in the first quarter to $19.6 million from $16.2 million in the 2002 first quarter and operating profit increased to $3.2 million from $0.2 million, primarily due to higher advertising revenues resulting from increased volume.

Joint Ventures

Operating results from joint ventures were a loss of $6.2 million in the first quarter compared with income of $0.1 million in the 2002 first quarter. The decline resulted from losses at New England Sport Ventures, LLC and the Discovery Times channel, two investments made in February and April of 2002, as well as lower operating results at the paper mills in which the Company has equity interests. Beginning in 2003, the operating results of the IHT are no longer included in net (loss)/income from joint ventures. The Company still believes that results from joint ventures for 2003 will be a loss of $4 million to breakeven, due to the timing and seasonal nature of revenue streams of its equity investments.

Income Taxes

In 2003 the Company's effective income tax rate for the first quarter was 39.5 percent compared with 39.0 percent for the first quarter of 2002.

Interest Expense, Shares, Cash and Total Debt

Interest expense in the first quarter increased to $11.8 million from $10.6 million in the first quarter of 2002, mainly due to higher levels of debt outstanding.

In the first quarter, the Company repurchased 1.3 million shares at a cost of $60.7 million. Approximately $240 million remains from the Company's current share repurchase authorization as of March 30, 2003. Class A and Class B common shares outstanding at the end of the quarter totaled 151.2 million shares.

As of March 30, 2003, the Company's cash and cash equivalents were $39.4 million and total debt was $1.0 billion.

2003 Guidance

Guidance on key financial measures, on a GAAP basis, is shown below:

Item(a)	2003
Newspaper Group Advertising Revenue	Up 3 to 5%
Newspaper Group Circulation Revenue	Up 3 to 5%
Total Company Expenses	Up 4.5 to 5.5%
Depreciation & Amortization	$152 to $157 million
Capital Expenditures(b)	$210 to $240 million
Income/(loss) from Joint Ventures	A loss of $4 million to breakeven
Interest Expense	$48 to $53 million
Tax Rate	39.5%
Diluted Earnings Per Share Growth	Mid-single digits to low-double digits

(a)
2003 guidance excludes the IHT.

(b)
Includes costs of $75 to $80 million in 2003 related to the proposed new headquarters in New York City, which the Company expects to occupy in 2006.

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company's various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly-filed documents, including the Company's Annual Report on Form 10-K for the period ended December 29, 2002. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Conference Call Information

The conference call will be held on Monday, April 14, at 11 a.m. E.D.T. The live webcast will be accessible through the Investors section of the Company's Web site, www.nytco.com, and other Web services including CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors.

To access the call, dial 877-692-2594 (in the U.S.) and 973-582-2751 (outside the U.S.) at least 10 minutes prior to the scheduled start of the call. A digital replay of the call will also be available at 877-519-4471 (in the U.S.) and 973-341-3080 (outside the U.S.) from noon on April 14 to 5 p.m. E.D.T. on April 16. The access code is 3798918. In addition, a replay of the call will be available online at www.nytco.com.

The New York Times Company (NYSE: NYT), a leading media company with 2002 revenues of $3.1 billion, includes The New York Times, The International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com. For the third consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune's 2002 list of America's Most Admired Companies. In 2003 the Company was named by Fortune as one of the 100 Best Companies to Work For. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Attachments:	Condensed Consolidated Statements of Income Segment and Statistical Information Newspaper Group Revenues by Division Footnotes

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
(Dollars and shares in thousands, except per share data)

	First Quarter
	2003	2002
Revenues
Advertising	$513,154	$488,647
Circulation	221,001	201,255
Other(a)	49,585	47,195

Total	783,740	737,097
Costs and expenses(b)	661,445	638,566

Operating profit	122,295	98,531
Net (loss)/income from joint ventures	(6,225)	69
Interest expense, net	11,802	10,555
Other income(c)	9,527	1,250

Income before income taxes	113,795	89,295
Income taxes	44,949	34,825

Net Income	$68,846	$54,470

Average Number of Common Shares:
Basic	151,845	151,104
Diluted	154,598	154,249
Basic Earnings Per Share	$0.45	$0.36

Diluted Earnings Per Share	$0.45	$0.35

Dividends Per Share	$0.135	$0.125

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT AND STATISTICAL INFORMATION
Revenues, Operating Profit (Loss) and Depreciation & Amortization
are prepared in accordance with GAAP.
(Dollars and Copies in Thousands)

	First Quarter 2003
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	EBITDA (e)
Newspapers	$735,051	$125,600	$30,963	$156,563
Broadcast	32,205	4,962	2,238	7,200
New York Times Digital	19,625	3,196	1,533	4,729
Intersegment eliminations(d)	(3,141)	—	—	—
Unallocated Corporate expenses	—	(11,463)	2,795	(8,668)
Net loss from joint ventures	—	—	—	(6,225)

Total	$783,740	$122,295	$37,529	$153,599

	First Quarter 2002
	Revenues	Operating Profit (Loss)	Depreciation & Amortization	EBITDA (e)
Newspapers	$691,468	$102,825	$32,345	$135,170
Broadcast	31,959	6,408	1,946	8,354
New York Times Digital	16,162	181	1,964	2,145
Intersegment eliminations(d)	(2,492)	—	—	—
Unallocated Corporate expenses	—	(10,883)	2,505	(8,378)
Net income from joint ventures	—	—	—	69

Total	$737,097	$98,531	$38,760	$137,360

	First Quarter 2003
	Weekday/ Daily	% Change vs. 2002	Sunday	% Change vs. 2002
Average Net Paid Circulation(f)
The New York Times	1,125.4	-3.4%	1,672.1	-2.4%
International Herald Tribune	223.8	N/A	N/A	N/A
New England Newspaper Group	538.5	-6.0%	801.4	-3.6%
Regional Newspapers	650.6	-0.5%	713.7	-0.9%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWSPAPER GROUP REVENUES BY DIVISION
Revenues are prepared in accordance with GAAP.
(Dollars in Thousands)

	2003
	Qtr 1	% Change vs. 2002
The New York Times
Advertising	$276,737	4.0%
Circulation	145,978	8.0%
Other	31,528	2.1%

Subtotal	$454,243	5.1%

International Herald Tribune
Advertising	$8,213	N/A
Circulation	9,500	N/A
Other	349	N/A

Subtotal	$18,062	N/A

Total New York Times
Advertising	$284,950	7.1%
Circulation	155,478	15.0%
Other	31,877	3.2%

Total	$472,305	9.3%

New England Newspaper Group
Advertising	$104,282	0.7%
Circulation	42,128	-2.1%
Other	8,206	18.8%

Total	$154,616	0.7%

Regional Newspapers
Advertising	$80,989	2.4%
Circulation	23,395	1.6%
Other	3,746	1.4%

Total	$108,130	2.2%

Total Newspaper Group Excluding International Herald Tribune
Advertising	$462,008	3.0%
Circulation	211,501	5.1%
Other	43,480	4.8%
Total	$716,989	3.7%

Total Newspaper Group
Advertising	$470,221	4.8%
Circulation	221,001	9.8%
Other (a)	43,829	5.6%
Total	$735,051	6.3%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)
Other revenue consists primarily of revenue from wholesale delivery operations and news services.

(b)
Costs and expenses include a $4.6 million charge associated with the closing of a small job fair business in the first quarter of 2003.

(c)
Other income in the first quarter of 2003 consists of income related to a credit for future advertising issued by the Company, which was not used within the allotted time by the advertiser, and a non-compete agreement. Other income in the first quarter of 2002 consists of income related to a non-compete agreement.

(d)
Intersegment eliminations primarily include license fees between NYTD and other segments.

(e)
EBITDA, which is reconciled to operating profit (the most directly comparable GAAP measure), is defined as operating profit and net (loss)/income from joint ventures before depreciation and amortization. For comparability, EBITDA in the prior year has been restated to conform with the 2003 presentation. The EBITDA presented may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

(f)
Average net paid circulation is provided following the guidelines of the Audit Bureau of Circulations, an independent agency that audits the circulation of most U.S. newspapers and magazines.

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  Exhibit 99.1
THE NEW YORK TIMES COMPANY REPORTS IMPROVED FIRST-QUARTER RESULTS
THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF INCOME Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). (Dollars and shares in thousands, except per share data)
THE NEW YORK TIMES COMPANY SEGMENT AND STATISTICAL INFORMATION Revenues, Operating Profit (Loss) and Depreciation & Amortization are prepared in accordance with GAAP. (Dollars and Copies in Thousands)
THE NEW YORK TIMES COMPANY NEWSPAPER GROUP REVENUES BY DIVISION Revenues are prepared in accordance with GAAP. (Dollars in Thousands)
THE NEW YORK TIMES COMPANY FOOTNOTES